Exhibit 99.1

FOR IMMEDIATE RELEASE

Pinnacle Foods Inc. Reports 2nd Quarter Fiscal 2013 Results and Raises EPS Guidance Due to Acquisition of Wish-Bone®

Parsippany, NJ, August 14, 2013 - Pinnacle Foods Inc. (NYSE: PF) today reported strong growth in net earnings and diluted EPS, excluding items affecting comparability, for the second quarter ended June 30, 2013 and raised its annual guidance for fiscal 2013 to reflect its recently-announced acquisition of Wish-Bone®.

Consolidated net sales for the second quarter of 2013 declined approximately 3% to $569 million, driven by the Company's Specialty Foods segment, including its planned exit of low-margin, unbranded businesses, as well as the impact of an earlier Easter in 2013. Net sales for North America Retail, which is comprised of the Birds Eye Frozen and Duncan Hines Grocery segments, declined 1.6% versus year-ago in the quarter and were even with year-ago for the first six months of 2013. Pinnacle's retail consumption for the first six months of 2013 slightly outpaced the performance of its composite categories, which declined approximately 1% versus year-ago, based on data from IRI.

As previously disclosed, results in the second quarter included charges relating to the April 3, 2013 close of the Company's initial public offering, subsequent debt refinancing actions and other items affecting comparability. Combined, these charges impacted financial results by $62 million on an after-tax basis in the quarter.

On a GAAP basis, the Company reported a net loss in the second quarter of 2013 of $31.8 million, or $0.28 per share, compared to a net loss of $10.6 million, or $0.13 per share, in the year-ago period. Excluding the items listed above, on a pro forma basis which is described below, net earnings for the second quarter advanced 65% to $33.7 million, or $0.29 per diluted share, compared to net earnings of $20.4 million, or $0.17 per diluted share, in the year-ago period.

Commenting on the results, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “We delivered another quarter of strong earnings growth as we expanded gross margins through effective productivity programs and ongoing improvement in product mix. We held share across the composite of our categories; however, our net sales were impacted by overall category weakness, partially due to the earlier timing of Easter. Our strong earnings performance in the first half of 2013 has enabled us to strengthen investment spending in the back half to remain fully competitive in several key categories.”

Gamgort continued, “We are excited to add Wish-Bone® to our portfolio and expect it to be slightly accretive to EPS in 2013. Wish-Bone® is a great fit with our successful strategy of 'Reinvigorating Iconic Brands' and enhances our ability to offer consumers meal solutions across our broad portfolio.”

Second Quarter Consolidated Results

Net sales in the second quarter declined 3.3% to $569.0 million, compared to net sales of $588.6 million in the second quarter of 2012. This performance was driven by a 12.0% decline in the Specialty Foods segment, including the planned exit of low-margin, unbranded businesses, and the unfavorable impact on our North America Retail business of the earlier timing of Easter in 2013.

North America Retail sales declined 1.6% to $482.9 million in the second quarter of 2013, compared to $490.7 million in the year-ago period, due to a decline in volume/mix of 3.2%, partially offset by higher net pricing of 1.6%. Approximately half of the North America Retail net sales decline was due to the earlier timing of Easter.

Adjusted EBITDA on a pro forma basis advanced 10.2% to $93.2 million in the second quarter of 2013, compared to $84.6 million in the second quarter of 2012. This growth reflected higher gross profit due to the benefits of productivity savings, higher net pricing and favorable product mix, which more than offset lower volume and modest input cost inflation. Adjusted EBITDA is a Non-GAAP measure defined below under “Non-GAAP Financial Measures,” and is reconciled to net earnings (loss) in the tables that accompany this release.

On a GAAP basis, earnings before interest and taxes (EBIT) declined to $11.0 million in the second quarter of 2013, compared to $42.0 million in the second quarter of 2012, largely reflecting the aforementioned charges related to the Company's IPO, debt refinancing and other items affecting comparability in both periods. Excluding these items, EBIT on a pro forma basis increased 13.8% to $74.5 million in the second quarter of 2013, compared to $65.4 million in the second quarter of 2012.

On an adjusted pro forma basis, net earnings for the second quarter of fiscal 2013 advanced 65% to $33.7 million, or $0.29 per diluted share, due to the growth in EBIT and a 41% decline in net interest expense reflecting interest savings from the company's IPO and debt refinancing, partially offset by a higher effective tax rate in 2013, resulting from a change in state tax legislation that lowered the Company's tax provision in the second quarter of 2012.

Net cash provided by operating activities in the second quarter of 2013 was $44.4 million, compared to $33.8 million in the year-ago period.

In addition to its GAAP financial results, the Company is also providing its financial results on an adjusted pro forma basis, excluding items affecting comparability and assuming the IPO occurred on the first day of fiscal 2012 and the refinancing occurred on the first day of fiscal 2013. The Company believes that the adjusted pro forma basis is helpful to management and investors in evaluating its operating performance excluding the variability of these factors. Reconciliations to GAAP financial measures are included in the tables that accompany this release.

Second Quarter Segment Results

Birds Eye Frozen

Net sales for the Birds Eye Frozen segment increased 1.2% to $244.0 million in the second quarter of 2013, compared to $241.1 million in the year-ago period. This performance reflected higher net pricing of 3.3%, driven by timing of promotional spending related to Easter, partially offset by a decline of 2.1% from lower volume/mix. The earlier timing of Easter this year reduced the net sales comparison by approximately 0.7 percentage points. The increase in sales in the quarter was driven by growth of Birds Eye® Voila! ® complete bagged meals, including the Chipotle Chicken line extension introduced last quarter, Mrs. Paul's® and Van de Kamp's® seafood, driven by Spicy Fish Fillet Sandwiches introduced last quarter, and core Birds Eye® vegetables including initial shipments of Birds Eye® Recipe Ready, a new line of pre-chopped and blended vegetables designed to enable faster preparation of top meal dishes. Partially offsetting these positive drivers in the quarter was a decline for Aunt Jemima® frozen breakfast products and Birds Eye Steamfresh® vegetables.

EBIT for the Birds Eye Frozen segment increased 22.1% to $36.5 million in the second quarter of 2013, compared to $29.9 million in second quarter of 2012. Excluding items affecting comparability in both periods, EBIT advanced 12.8% to $39.8 million, due to higher gross profit primarily driven by productivity savings and higher net pricing.

Duncan Hines Grocery

Net sales for the Duncan Hines Grocery segment declined 4.3% to $238.8 million in the second quarter of 2013, compared to $249.6 million in the year-ago period, due to a 4.1% decline in volume/mix and lower net pricing of 0.2%. Approximately 0.6 percentage points of the net sales decline was due to the earlier timing of Easter in 2013. The sales performance for the segment reflected growth of Mrs. Butterworth's® and Log Cabin® syrups, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and the Company's Canadian business, which was more than offset by lower sales of Vlasic® pickles, due to timing of shipments related to a larger seasonal retail inventory build in the year-ago quarter, and Duncan Hines® frostings, due to heightened competitive activity and comparison against last year's introduction of Duncan Hines® Frosting Creations®.

EBIT for the Duncan Hines Grocery segment advanced 21.3% to $29.7 million in the second quarter of 2013, compared to $24.5 million in the year-ago period. Excluding items affecting comparability in both periods, EBIT advanced 10.3% to $34.8 million, due to higher gross profit driven by lower commodity costs and productivity savings.

Specialty Foods

Net sales for the Specialty Foods segment declined 12.0% to $86.2 million in the second quarter of 2013, compared to $97.9 million in the second quarter of 2012, reflecting the planned exit of low-margin, unbranded businesses and lower sales of private label canned meat partially due to timing.

EBIT for the Specialty Foods segment declined 7.4% to $4.9 million in the second quarter of 2013, compared to $5.3 million in the second quarter of 2012. Excluding items affecting comparability in both periods, EBIT declined 10.9% to $5.3 million, largely due to the decline in canned meat sales.

Six Months Consolidated Results

Consolidated net sales in the first six months of 2013 declined 1.9% to $1.18 billion, compared to net sales of $1.21 billion in the year-ago period, primarily reflecting the planned exit of low-margin, unbranded Specialty businesses. Net sales in the Company's North America Retail business were flat with year-ago, and Pinnacle's retail consumption, as measured by IRI, slightly outpaced the performance of its composite categories, which declined by approximately 1% versus year-ago for the six months ended June 30, 2013.

Adjusted EBITDA on a pro forma basis advanced 13.5% to $197.1 million in the first six months of 2013, compared to $173.7 million in the year-ago period.

Excluding items affecting comparability in both periods, pro forma EBIT increased 16.8% to $159.1 million in the first six months of 2013, compared to $136.2 million in the year-ago period. On the same basis, pro forma net earnings advanced 80% to $73.3 million, or $0.63 per diluted share, in the first six months of 2013, compared to net earnings of $40.8 million, or $0.35 per diluted share, in the year-ago period.

Net cash provided by operating activities in the first six months of 2013 was $112.1 million, compared to $67.7 million in the year-ago period.

Outlook for Full Year 2013

The Company expects the addition of Wish-Bone®, which it anticipates will close late in the third quarter or early in the fourth quarter of 2013, to be accretive to EPS in 2013 by $0.01 to $0.02. As such, the Company raised its guidance range for full year EPS to $1.53 to $1.57, from the previous range of $1.49 to $1.55. The updated EPS guidance also incorporates the Company's current expectation for a diluted weighted average share count for the year of 116.5 million, versus the previous expectation of 117.4 million, as well as the Company's increased investment spending in the second half of the year to remain fully competitive.

Conference Call Information

The Company will host an investor conference call on Wednesday, August 14, 2013 at 9:30AM (ET) to discuss the results of the quarter. To access the call, investors and analysts can dial (866) 802-4321 in the U.S. and Canada or (703) 639-1315 from outside the U.S. and Canada and reference conference name: Pinnacle Foods Q2 Earnings Call. A replay of the call will be available, beginning August 14, 2013 at 1:00 PM (ET) until August 30, 2013, by dialing (888) 266-2081 in the U.S. and Canada or (703) 925-2533 from outside the U.S. and Canada and referencing Access Code 1607444. Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company's corporate website at www.pinnaclefoods.com.

Contact
Maria Sceppaguercio
Senior Vice President, Investor Relations
Pinnacle Foods Inc.
973-541-8629

About Pinnacle Foods Inc.

In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is a Top 1000 Company as ranked by Fortune Magazine. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 12 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.

Forward Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our final prospectus filed with the Securities and Exchange Commission on March 28, 2013 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended		Six months ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net sales	$569,044	$588,595	$1,182,025	$1,205,520
Cost of products sold	424,616	456,439	882,756	937,687
Gross profit	144,428	132,156	299,269	267,833
Operating expenses
Marketing and selling expenses	47,508	48,204	93,136	92,204
Administrative expenses	45,327	24,126	67,885	44,740
Research and development expenses	2,789	3,327	5,116	5,534
Other expense (income), net	37,833	14,510	41,490	18,196
Total operating expenses	133,457	90,167	207,627	160,674
Earnings before interest and taxes	10,971	41,989	91,642	107,159
Interest expense	47,627	60,527	88,283	110,139
Interest income	42	43	45	101
Earnings (loss) before income taxes	(36,614)	(18,495)	3,404	(2,879)
Provision (benefit) for income taxes	(4,775)	(7,935)	10,447	(1,858)
Net loss	$(31,839)	$(10,560)	$(7,043)	$(1,021)

Net loss per share
Basic	$(0.28)	$(0.13)	$(0.07)	$(0.01)
Weighted average shares outstanding- basic	114,909	82,235	98,080	82,241
Diluted	$(0.28)	$(0.13)	$(0.07)	$(0.01)
Weighted average shares outstanding- diluted	114,909	82,235	98,080	82,241
Dividends declared	$0.18	$—	$0.18	$—

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands of dollars)

	June 30, 2013	December 30, 2012
Current assets:
Cash and cash equivalents	$116,526	$92,281
Accounts receivable, net of allowances of $5,346 and $5,149, respectively	148,857	143,884
Inventories	288,974	358,051
Other current assets	15,889	11,862
Deferred tax assets	114,754	99,199
Total current assets	685,000	705,277
Plant assets, net of accumulated depreciation of $272,734 and $244,694, respectively	513,669	493,666
Tradenames	1,603,992	1,603,992
Other assets, net	169,919	155,558
Goodwill	1,441,495	1,441,495
Total assets	$4,414,075	$4,399,988

Current liabilities:
Short-term borrowings	$1,342	$2,139
Current portion of long-term obligations	20,220	30,419
Accounts payable	117,146	137,326
Accrued trade marketing expense	36,454	44,571
Accrued liabilities	103,383	119,269
Dividends payable	21,107	—
Total current liabilities	299,652	333,724
Long-term debt (includes $52,119 and $63,097 owed to related parties, respectively)	1,973,187	2,576,386
Pension and other postretirement benefits	97,084	100,918
Other long-term liabilities	24,079	28,705
Deferred tax liabilities	502,226	471,529
Total liabilities	2,896,228	3,511,262
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 200,000,000 shares authorized; issued and outstanding 117,145,313 and 81,210,672, respectively	1,171	812
Additional paid-in-capital	1,323,433	696,512
Retained earnings	224,804	252,955
Accumulated other comprehensive loss	(31,561)	(61,553)
Total shareholders' equity	1,517,847	888,726
Total liabilities and shareholders' equity	$4,414,075	$4,399,988

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands of dollars)

	Six months ended
	June 30, 2013	June 24, 2012
Cash flows from operating activities
Net earnings	$(7,043)	$(1,021)
Non-cash charges (credits) to net earnings
Depreciation and amortization	38,025	42,056
Amortization of discount on term loan	410	450
Amortization of debt acquisition costs	2,755	4,835
Call premium on note redemptions	34,180	10,785
Refinancing costs and write off of debt issuance costs	19,668	14,840
Amortization of deferred mark-to-market adjustment on terminated swaps	—	444
Change in value of financial instruments	52	1,002
Equity-based compensation charge	3,325	600
Pension expense, net of contributions	(3,115)	(4,637)
Gain on sale of assets held for sale	(701)	—
Other long-term liabilities	(1,218)	2,453
Other long-term assets	—	(470)
Deferred income taxes	8,953	(2,016)
Changes in working capital
Accounts receivable	(5,378)	6,306
Inventories	69,120	26,341
Accrued trade marketing expense	(7,959)	(6,143)
Accounts payable	(21,144)	(25,038)
Accrued liabilities	(13,163)	(1,089)
Other current assets	(4,650)	(2,001)
Net cash provided by operating activities	112,117	67,697
Cash flows from investing activities
Capital expenditures	(43,823)	(34,699)
Proceeds from sale of plant assets	1,775	—
Net cash used in investing activities	(42,048)	(34,699)
Cash flows from financing activities
Net proceeds from initial public offering	623,929	—
Net proceeds from issuance of common stock	217	—
Proceeds from bank term loans	1,625,925	396,000
Proceeds from bond offerings	350,000	—
Repayments of long-term obligations	(1,732,071)	(319,444)
Repurchase of notes	(899,180)	(219,785)
Proceeds from short-term borrowings	1,935	815
Repayments of short-term borrowings	(2,732)	(1,807)
Repayment of capital lease obligations	(1,377)	(1,815)
Repurchases of equity	(191)	(629)
Debt acquisition costs	(12,491)	(14,645)
Net cash used in financing activities	(46,036)	(161,310)
Effect of exchange rate changes on cash	212	—
Net change in cash and cash equivalents	24,245	(128,312)
Cash and cash equivalents - beginning of period	92,281	151,031
Cash and cash equivalents - end of period	$116,526	$22,719

Supplemental disclosures of cash flow information:
Interest paid	$77,734	$96,899
Interest received	45	101
Income taxes paid	2,144	1,913
Non-cash investing and financing activities:
New capital leases	6,461	1,548
Dividends payable	21,107	—

Non-GAAP Financial Measures
Pinnacle Foods Inc. uses the following non-GAAP financial measures as defined by the Securities and Exchange Commission in our financial communications. These non-GAAP financial measures should be considered in addition to the GAAP reported measures and should not be considered replacements for the GAAP measures.

•    North America Retail Net Sales
•    Adjusted Gross Profit
•    Adjusted EBITDA
•    Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
•    Adjusted interest expense, net
•    Adjusted net earnings
•    Adjusted earnings per share

North America Retail Net Sales
North America Retail Net Sales is the sum of the net sales of the Birds Eye Frozen segment and the net sales of the Duncan Hines Grocery segment. We refer to this to measure net sales performance of our retail focused branded business in contrast to our Specialty Foods segment where over the last several years we have de-emphasized certain low margin foodservice and private label businesses.

Items Impacting Gross Profit and Earnings

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. We believe that the presentation of Adjusted gross profit is useful to investors because it is consistent with our definition of Adjusted EBITDA (defined below), a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, we also use targets based on Adjusted gross profit as one of the components used to evaluate our management's performance.

Adjusted EBITDA
The Company's metric of Adjusted EBITDA, which is used in creating targets for the bonus and equity portions of our compensation plans, is equivalent to Covenant Compliance EBITDA under our debt agreements.

Pinnacle believes that the presentation of Adjusted EBITDA provides investors with useful information, as it is important in measuring covenant compliance in accordance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Adjusted EBITDA as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle's operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Adjusted EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating Adjusted under the Senior Secured Credit Facility and the indentures governing the Senior Notes.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes.

Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

Adjusted Earnings before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results.

Adjusted Interest Expense, Net

Adjusted interest expense, net is provided to assist the reader by eliminating mark to market adjustments and the charges which result from refinancing activities.

Adjusted Net Earnings
Adjusted Earnings Per Share

Adjusted net earnings and the related adjusted earnings per share are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted interest expense, net in order to improve the comparability and understanding of the related GAAP measures.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited)
For the three months ended June 30, 2013
(thousands, except per share amounts)

	Reported	Acquisition,				IPO and
	Three Months Ended	Merger and	Other		Adjusted	Refinancing	Public	Proforma
	June 30,	Other Restructuring	Non-Cash	Other	June 30,	Interest	Company	June 30,
	2013	Charges (2)	Items (3)	Adjustments (4)	2013	Adjustments (1)	Costs (1)	2013
Net sales	$569,044	$—	$—	$—	$569,044	$—	$—	$569,044
Gross profit	$144,428	$2,354	$715	$—	$147,497		$—	$147,497
% of net sales	25.4%				25.9%			25.9%

Earnings before interest and taxes	$10,971	$7,088	$3,580	$52,636	$74,275		$200	$74,475

Interest expense, net	$47,585	$—	$—	$(22,467)	$25,118	$(5,396)	—	$19,722
Provision for income taxes	$(4,775)	$2,588	$840	$20,230	$18,883	$2,104	$78	21,065
% Effective tax rate	13.0%				38.4%			38.5%

Net earnings	$(31,839)	$4,500	$2,740	$54,873	$30,274	$3,292	$122	$33,688

Diluted net earnings per share	$(0.28)				$0.26			$0.29
Diluted weighted average outstanding shares	114,909				114,909	1,180		116,089

Adjusted EBITDA (Non GAAP - See separate discussion)
EBIT	$10,971	$7,088	$3,580	$52,636	$74,275	—	$200	$74,475
Depreciation	14,883	—			14,883			14,883
Amortization	3,872				3,872			3,872
EBITDA	$29,726	$7,088	$3,580	$52,636	$93,030	—	$200	$93,230

Last twelve months EBITDA					$448,373

(1) Reflects Adjusted Statements of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.
(2) Represents employee severance ($2.7MM), restructuring charges related to plant closures ($2.2MM), principally our Millsboro, Delaware facility, business optimization expenses related to the expansion of direct sales coverage for retailer headquarters to more than 50% of our U.S. retail business ($1.7MM), along with other IPO related expenses.
(3) Represents non-cash equity-related compensation charges ($3.2MM) along with unrealized mark-to-market losses resulting from hedging activities ($0.4MM).
(4) Represents premiums paid on the redemption of Senior Notes ($34.2MM) and management/advisory fees and expenses paid to an affiliate of Blackstone ($18.5MM) which includes the termination of the Blackstone management fee agreement as a result of the IPO. Interest expense of $22.5MM includes charges associated with the 2013 refinancing, such as write offs of deferred financing costs, original issue discount and financing fees.

Pinnacle Foods Inc.
Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited)
For the three months ended June 24, 2012
(thousands, except per share amounts)

	Reported	Acquisition,
	Three Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	June 24,	Other Restructuring	Non-Cash	Other	June 24,	Interest	Company	June 24,
	2012	Charges (2)	Items (3)	Adjustments (4)	2012	Adjustments (1)	Costs (1)	2012
Net sales	$588,595	$—	$—	$—	$588,595	$—	$—	$588,595
Gross profit	$132,156	$5,044	$3,466	$—	$140,666		$—	$140,666
% of net sales	22.5%				23.9%			23.9%

Earnings before interest and taxes	$41,989	$8,628	$3,727	$11,826	$66,170		$(750)	$65,420

Interest expense, net	$60,484	$—	$91	$(14,840)	$45,735	$(12,167)	$—	$33,568
Provision for income taxes	$(7,935)	$3,322	$1,400	$10,266	$7,053	$4,684	$(289)	$11,449
% Effective tax rate	42.9%				34.5%			35.9%

Net earnings	$(10,560)	$5,306	$2,236	$16,400	$13,382	$7,483	$(461)	20,404

Diluted net earnings per share	$(0.13)				$0.16			$0.17
Diluted weighted average outstanding shares	82,235				82,235	35,165		117,400

Adjusted EBITDA (Non GAAP - See separate discussion)
EBIT	$41,989	$8,628	$3,727	$11,826	$66,170	—	$(750)	$65,420
Depreciation	17,680	(2,401)			15,279			15,279
Amortization	3,886				3,886			3,886
EBITDA	$63,555	$6,227	$3,727	$11,826	$85,335	—	$(750)	$84,585

(1) Proforma data reflects Adjusted Statements of Operations amounts, assuming IPO occurred on the first day of Fiscal 2012.
(2) Represents restructuring charges related to plant closures ($3.6MM), principally our Millsboro, Delaware facility, due diligence investigations and other special projects ($1.3MM) along with employee severance and other acquisition related expenses.
(3) Represents unrealized mark-to-market losses ($3.4MM) resulting from hedging activities and non-cash equity-related compensation charges.
(4) Represents premiums paid on the redemption/repurchase of Senior Notes ($10.8MM) and management/advisory fees and expenses paid to an affiliate of Blackstone ($1.0MM). Interest expense of $14.8MM includes charges associated with the 2013 refinancing, such as write offs of deferred financing costs, original issue discount and financing fees.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited) For the six months ended June 30, 2013 (thousands, except per share amounts)

	Reported	Acquisition,				IPO and
	Six Months Ended	Merger and	Other		Adjusted	Refinancing	Public	Proforma
	June 30,	Other Restructuring	Non-Cash	Other	June 30,	Interest	Company	June 30,
	2013	Charges (2)	Items (3)	Adjustments (4)	2013	Adjustments (1)	Costs (1)	2013
Net sales	$1,182,025	$—	$—	$—	$1,182,025	$—	$—	$1,182,025
Gross profit	$299,269	$4,142	$335	$—	$303,746		$—	$303,746
% of net sales	25.3%				25.7%			25.7%

Earnings before interest and taxes	$91,642	$11,106	$3,351	$53,359	$159,458		$(400)	$159,058

Interest expense, net	$88,238	$—	$—	$(22,467)	$65,771	$(25,763)	—	$40,008
Provision for income taxes	$10,447	$4,155	$751	$20,513	$35,866	$10,047	$(156)	45,757
% Effective tax rate	306.9%				38.3%			38.4%

Net earnings	$(7,043)	$6,951	$2,600	$55,313	$57,821	$15,716	$(244)	$73,293

Diluted net earnings per share	$(0.07)				$0.59			$0.63
Diluted weighted average outstanding shares	98,080				98,080	18,746		116,826

Adjusted EBITDA (Non GAAP - See separate discussion)
EBIT	$91,642	$11,106	$3,351	$53,359	$159,458	—	$(400)	$159,058
Depreciation	30,281	—			30,281			30,281
Amortization	7,744				7,744			7,744
EBITDA	$129,667	$11,106	$3,351	$53,359	$197,483	—	$(400)	$197,083

Last twelve months EBITDA					$448,373

(1) Reflects Adjusted Statements of Operations amounts, assuming IPO and 2013 Refinancing occurred on the first day of Fiscal 2013.
(2) Represents restructuring charges related to plant closures ($4.1MM), principally our Millsboro, Delaware facility, business optimization expenses related to the expansion of direct sales coverage for retailer headquarters to more than 50% of our U.S. retail business ($3.3MM), employee severance ($2.9MM), along with other IPO related expenses.
(3) Represents non-cash equity-related compensation charges ($3.3MM) along with unrealized mark-to-market losses resulting from hedging activities ($0.1MM).
(4) Represents premiums paid on the redemption of Senior Notes ($34.2MM) and management/advisory fees and expenses paid to an affiliate of Blackstone ($19.2MM) which includes the termination of the Blackstone management fee agreement as a result of the IPO.

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted and Proforma (Note 1) Statement of Operations Amounts (unaudited) For the six months ended June 24, 2012 (thousands, except per share amounts)

	Reported	Acquisition,
	Six Months Ended	Merger and	Other		Adjusted	IPO	Public	Proforma
	June 24,	Other Restructuring	Non-Cash	Other	June 24,	Interest	Company	June 24,
	2012	Charges (2)	Items (3)	Adjustments (4)	2012	Adjustments (1)	Costs (1)	2012
Net sales	$1,205,520	$—	$—	$—	$1,205,520	$—	$—	$1,205,520
Gross profit	$267,833	$8,590	$1,077	$2,556	$280,056		$—	$280,056
% of net sales	22.2%				23.2%			23.2%

Earnings before interest and taxes	$107,159	$12,586	$1,599	$16,361	$137,705		$(1,500)	$136,205

Interest expense, net	$110,038	$—	$176	$(14,840)	$95,374	$(24,334)	$—	$71,040
Provision for income taxes	$(1,858)	$4,846	$548	$12,012	$15,548	$9,368	$(578)	$24,338
% Effective tax rate	64.5%				36.7%			37.3%

Net earnings	$(1,021)	$7,740	$875	$19,189	$26,783	$14,966	$(922)	40,827

Diluted net earnings per share	$(0.01)				$0.33			$0.35
Diluted weighted average outstanding shares	82,241				82,241	35,159		117,400

Adjusted EBITDA (Non GAAP - See separate discussion)
EBIT	$107,159	$12,586	$1,599	$16,361	$137,705	—	$(1,500)	$136,205
Depreciation	34,288	(4,553)			29,735			29,735
Amortization	7,768				7,768			7,768
EBITDA	$149,215	$8,033	$1,599	$16,361	$175,208	—	$(1,500)	$173,708

(1) Proforma data reflects Adjusted Statements of Operations amounts, assuming IPO occurred on the first day of Fiscal 2012.
(2) Represents restructuring charges related to plant closures ($4.9MM), due diligence investigations and other special projects ($1.5MM), along with employee severance and other acquisition related expenses.
(3) Represents unrealized mark-to-market losses ($1.0MM) resulting from hedging activities and non-cash equity-related compensation charges.
(4) Represents premiums paid on the redemption/repurchase of Senior Notes ($10.8MM), costs for the recall of Aunt Jemima product ($3.2MM), and management/advisory fees and expenses paid to an affiliate of Blackstone ($2.3MM).

Pinnacle Foods Inc. Reconciliation from Reported to Adjusted Segment Amounts (unaudited) For the three and six months ended June 30, 2013 and June 24, 2012 (thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 24,		June 30,	June 24,
	2013	2012		2013	2012
Net sales - Reported
Birds Eye Frozen	$244,040	$241,113		$536,491	$531,653
Duncan Hines Grocery	238,821	249,587		466,029	471,588
North American Retail	482,861	490,700		1,002,520	1,003,241
Specialty Foods	86,183	97,895		179,505	202,279
Total	$569,044	$588,595		$1,182,025	$1,205,520

Earnings before interest & taxes - Reported
Birds Eye Frozen	$36,527	$29,923		$85,453	$67,153
Duncan Hines Grocery	29,702	24,495		59,134	50,789
Specialty Foods	4,875	5,265		13,061	12,141
Unallocated corporate expenses	(60,133)	(17,694)		(66,006)	(22,924)
Total	$10,971	$41,989		$91,642	$107,159

Adjustments (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$3,239	$5,316	(1)	$4,147	$10,929	(2)
Duncan Hines Grocery	5,070	7,019	(1)	7,606	7,207	(2)
Specialty Foods	380	630		380	530
Unallocated corporate expenses	54,615	11,216		55,683	11,880
Total	$63,304	$24,181		$67,816	$30,546

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Birds Eye Frozen	$39,766	$35,239		$89,600	$78,082
Duncan Hines Grocery	34,772	31,514		66,740	57,996
Specialty Foods	5,255	5,895		13,441	12,671
Unallocated corporate expenses	(5,518)	(6,478)		(10,323)	(11,044)
Total	$74,275	$66,170		$159,458	$137,705

(1) Q2 2012 includes accelerated depreciation of $666 in Birds Eye Frozen and $1,736 in Duncan Hines Grocery
(2) Six months 2012 includes accelerated depreciation of $2,511 in Birds Eye Frozen and $2,043 in Duncan Hines Grocery